EXHIBIT 99.1
Item 7. Management's Discussion and Analysis of Financial Conditions and Results of Operations

Overview
We are a diversified provider of pari-mutuel horseracing, casino gaming, entertainment, and the country’s premier source of online account wagering on horseracing events.
We operate in four operating segments as follows:

1.	Racing Operations, which includes:

•	Churchill Downs Racetrack (“Churchill Downs”) in Louisville, Kentucky, an internationally known thoroughbred racing operation and home of the Kentucky Derby since 1875;

•	Arlington International Race Course (“Arlington”), a thoroughbred racing operation in Arlington Heights along with ten off-track betting facilities (“OTBs”) in Illinois;

•	Calder Race Course (“Calder”), a thoroughbred racing operation in Miami Gardens, Florida; and

•	Fair Grounds Race Course (“Fair Grounds”), a thoroughbred racing operation in New Orleans along with twelve OTBs in Louisiana.

2.	Gaming, which includes:

•
Riverwalk Casino Hotel ("Riverwalk") in Vicksburg, Mississippi, which we acquired on October 23, 2012. Riverwalk operates approximately 700 slot machines, 18 table games, a five story, 80-room attached hotel, multi-functional event center and dining facilities;

•
Harlow’s Casino Resort & Spa (“Harlow’s”) in Greenville, Mississippi, which operates approximately 825 slot machines, 15 table games and a poker room, a five-story, 105-room attached hotel, multi-functional event center, pool, spa and dining facilities;

•	Calder Casino, a slot facility in Florida adjacent to Calder, which operates approximately 1,200 slot machines and includes a poker room operation branded “Studz Poker Club”;

•	Fair Grounds Slots, a slot facility in Louisiana adjacent to Fair Grounds, which operates approximately 625 slot machines; and

•	Video Services, LLC (“VSI”), the owner and operator of approximately 725 video poker machines in Louisiana.

3.	Online Business, which includes:

•	TwinSpires, an Advance Deposit Wagering (“ADW”) business that is licensed as a multi-jurisdictional simulcasting and interactive wagering hub in the state of Oregon.

•	Fair Grounds Account Wagering (“FAW”), an ADW business that is licensed in the state of Louisiana;

•	Velocity, a business that is licensed in the British Dependency Isle of Man focusing on high wagering-volume international customers;

•	Luckity, an ADW business launched during October 2012 that offers over 20 unique online games with outcomes based on and determined by pari-mutuel wagers on live horseraces;

•	Bloodstock Research Information Services (“BRIS”), a data service provider for the equine industry; and

•	Our equity investment in HRTV, LLC (“HRTV”), a horseracing television channel.

4.	Other Investments, which includes:

•	United Tote Company and United Tote Canada (collectively “United Tote”), which manufactures and operates pari-mutuel wagering systems for racetracks, OTBs and other pari-mutuel wagering businesses;

•	Bluff Media ("Bluff"), a multimedia poker content brand and publishing company, acquired by the Company on February 10, 2012;

•	Our equity investment in Miami Valley Gaming & Racing, LLC ("MVG"), a joint venture to develop a harness racetrack and video lottery terminal facility in Ohio; and

•	Our other minor investments.

Exhibit 99.1 Page 1

In order to evaluate the performance of these operating segments internally, the Company uses Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, insurance recoveries net of losses, HRE Trust Fund proceeds, share based compensation expenses, pre-opening expenses, including those of its equity investments, the impairment of assets and other charges or recoveries) as a key performance measure of our results of operations. We believe that the use of Adjusted EBITDA enables management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner.
During the year ended December 31, 2012, total handle for the pari-mutuel industry, according to figures published by Equibase, increased 1.0 % compared to the same period of 2011. TwinSpires handle increased $84.6 million, or 10.9%, during the year ended December 31, 2012, as compared to the same period of 2011, primarily from growth in new, organic customers and an increase in average daily wagering. Pari-mutuel handle from our Racing Operations remained flat during the year ended December 31, 2012, compared to the same period of 2011.
We believe that, despite uncertain economic conditions, we are in a strong financial position. As of December 31, 2012, there was $159 million of borrowing capacity available under our revolving credit facility. To date, we have not experienced any limitations in our ability to access this source of liquidity.
Net Revenues By Segment
The following table presents net revenues, including intercompany revenues, by our reported segments (in thousands):

	Year Ended December 31,			‘12 vs. ‘11 Change		‘11 vs. ‘10 Change
	2012	2011	2010	$	%	$	%
Churchill Downs	$129,847	$126,974	$122,994	$2,873	2%	$3,980	3%
Arlington	73,789	73,419	74,860	370	1%	(1,441)	(2)%
Calder	66,149	65,022	73,177	1,127	2%	(8,155)	(11)%
Fair Grounds	45,460	45,789	46,993	(329)	(1)%	(1,204)	(3)%
Total Racing Operations	315,245	311,204	318,024	4,041	1%	(6,820)	(2)%
Calder Casino	77,864	82,819	65,211	(4,955)	(6)%	17,608	27%
Fair Grounds Slots	42,881	41,553	40,432	1,328	3%	1,121	3%
VSI	35,433	35,052	33,971	381	1%	1,081	3%
Harlow’s Casino	56,604	53,205	2,659	3,399	6%	50,546	F
Riverwalk Casino	10,330	—	—	10,330	F	—	NM
Total Gaming	223,112	212,629	142,273	10,483	5%	70,356	49%
Online Business	184,115	166,202	122,083	17,913	11%	44,119	36%
Other Investments	26,338	21,578	13,794	4,760	22%	7,784	56%
Corporate	1,032	326	141	706	F	185	F
Eliminations	(17,459)	(15,085)	(10,970)	(2,374)	16%	(4,115)	38%
	$732,383	$696,854	$585,345	$35,529	5%	$111,509	19%
Year Ended December 31, 2012, Compared to the Year Ended December 31, 2011
Significant items affecting comparability of our revenues by segment include:

•
Online Business revenues increased $17.9 million, reflecting an 10.9% increase in our pari-mutuel handle, from both continuing organic growth in customers and an increase in average daily wagering from existing customers.

•
Gaming revenues increased $10.5 million, primarily reflecting revenue generated at Riverwalk, which was acquired on October 23, 2012. In addition, gaming revenues increased $3.4 million at Harlow's during the year ended December 31, 2012, which was closed for twenty-five days during the same period of 2011 as a result of Mississippi River flood damage. Partially offsetting these increases was a decrease in net revenues of $5.0 million at Calder Casino during the year ended December 31, 2012. Calder Casino slot revenues declined 5.0% as a result of increased regional competitive pressures from a new casino in Miami, which opened during January 2012, and what we believed to be a weak South Florida economy.

•
Other Investments revenues increased $4.8 million, due, in part, to an increase in handle-based revenues at United Tote during the year ended December 31, 2012. In addition, we benefitted from our acquisition of Bluff during the year ended December 31, 2012.

Exhibit 99.1 Page 2

•
Racing Operations revenues increased $4.0 million, primarily reflecting an increase in revenues at Churchill Downs due to a strong performance from Kentucky Oaks and Derby week and thirteen additional live race days during the year ended December 31, 2012, as compared to the same period during 2011. These increases were partially offset by the impact of not hosting the Breeders' Cup during 2012, which was held at Churchill Downs during the year ended December 31, 2011.

Year Ended December 31, 2011, Compared to the Year Ended December 31, 2010
Significant items affecting comparability of our revenues by segment include:

•
Gaming segment revenues increased as we benefitted from the acquisition of Harlow’s during December 2010. During the year ended December 31, 2011, Harlow’s recognized total net revenues of $53.2 million despite its closure for twenty-five days due to the Mississippi River flooding. Calder Casino, which opened on January 22, 2010, increased revenues $17.6 million compared to the same period of the prior year, reflecting a full year of operations and improved performance driven by a new marketing strategy executed during 2011. Fair Grounds Slots and VSI reported an increase in revenues of $2.2 million compared to the same period of 2010, reflecting an increase in the number of slot machines available at Fair Grounds Slots and improved performance at our video poker locations compared to the same period of 2010.

•	Online Business revenues increased $44.1 million as we benefitted from the acquisition of Youbet during June 2010, primarily reflecting a 36.1% increase in handle.

•
Other Investments revenues increased $7.8 million during the year ended December 31, 2011, primarily reflecting the contribution by United Tote, which was acquired as part of the Youbet acquisition during June 2010.

•
Racing Operations revenues decreased $6.8 million primarily reflecting a decline in pari-mutuel revenues of $12.6 million which corresponds to a 6.4% decrease in Racing Operations handle during the year ended December 31, 2011. According to figures published by Equibase, the pari-mutuel industry handle declined 5.7% compared to the same period of 2010. Calder revenues, particularly those related to export wagering, decreased due to ten fewer race days conducted during the year ended December 31, 2011, compared to the same period of 2010. Partially offsetting this decrease was strong performance from Kentucky Oaks and Derby week at Churchill Downs during the year ended December 31, 2011.

Segment Adjusted EBITDA
We use Adjusted EBITDA as a key performance measure of our results of operations for purposes of evaluating performance internally. Management believes that the use of this measure enables management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net earnings as a measure of our operating results. The following table presents Adjusted EBITDA by our operating segments and a reconciliation of Adjusted EBITDA to net earnings (in thousands):

Exhibit 99.1 Page 3

	Year Ended December 31,			‘12 vs. ‘11 Change		‘11 vs. ‘10 Change
	2012	2011	2010	$	%	$	%
Racing Operations	$54,357	$47,236	$38,696	$7,121	15%	$8,540	22%
Gaming	64,231	58,590	29,528	5,641	10%	29,062	98%
Online Business	44,618	40,918	19,152	3,700	9%	21,766	F
Other Investments	85	1,269	2,860	(1,184)	(93)%	(1,591)	(56)%
Corporate	(4,834)	(2,523)	(3,164)	(2,311)	92%	641	(20)%
Total Adjusted EBITDA	$158,457	$145,490	$87,072	$12,967	9%	$58,418	67%
Insurance Recoveries, net of losses	7,006	972	—	6,034	F	972	F
HRE Trust Fund Proceeds	—	19,258	—	(19,258)	(100)%	19,258	F
Share based compensation expense	(13,993)	(9,730)	(6,656)	(4,263)	44%	(3,074)	46%
Other recoveries	—	2,720	—	(2,720)	(100)%	2,720	F
Depreciation and amortization	(55,600)	(55,170)	(46,524)	(430)	1%	(8,646)	19%
Interest income (expense), net	(4,441)	(8,456)	(5,994)	4,015	(47)%	(2,462)	41%
Income tax provision	(33,152)	(34,289)	(8,341)	1,137	(3)%	(25,948)	U
Earnings from continuing operations	58,277	60,795	19,557	(2,518)	(4)%	41,238	F
Discontinued operations, net of income taxes	(1)	3,560	(3,204)	(3,561)	U	6,764	F
Net earnings and comprehensive income	$58,276	$64,355	$16,353	$(6,079)	(9)%	$48,002	F
Excluding corporate share-based compensation, the table below presents the intercompany management fee (expense) income included in Adjusted EBITDA of each of the operating segments for the years ended December 31, 2012, 2011 and 2010 respectively (in thousands).

	Year Ended December 31,			‘12 vs. ‘11 Change		‘11 vs. ‘10 Change
	2012	2011	2010	$	%	$	%
Racing Operations	$(8,063)	$(8,476)	$(10,221)	413	5%	$1,745	17%
Gaming	(5,705)	(5,813)	(3,902)	108	2%	(1,911)	(49)%
Online Business	(4,679)	(4,544)	(4,078)	(135)	(3)%	(466)	(11)%
Other Investments	(627)	(652)	(467)	25	4%	(185)	(40)%
Corporate Income	19,074	19,485	18,668	(411)	(2)%	817	4%
Total management fees	$—	$—	$—	$—		$—

Year Ended December 31, 2012, Compared to the Year Ended December 31, 2011
Significant items affecting comparability of our Adjusted EBITDA by segment include:

•
Racing Operations Adjusted EBITDA increased $7.1 million due to improvements in Adjusted EBITDA at each of our racing properties. Churchill Downs Adjusted EBITDA increased as increased profitability of $5.4 million from Kentucky Oaks and Derby week was partially offset by the unfavorable impact of items recognized during 2011 which did not recur during 2012. During the year ended December 31, 2011, Churchill Downs recognized a $3.1 million reduction in operating expenses from a TIF agreement with the Commonwealth of Kentucky as compared to $0.7 million reduction in operating expenses during the year ended December 31, 2012. Furthermore, Churchill Downs benefitted from hosting the Breeders' Cup during the year ended December 31, 2011. Finally, Racing Operations Adjusted EBITDA benefitted from lower labor costs, utility expenses and other cost control measures as compared to the same period of 2011.

•
Gaming Adjusted EBITDA increased $5.6 million, primarily due to a full year of operations at Harlow's and the acquisition of Riverwalk. Harlow's generated Adjusted EBITDA of $20.7 million during the year ended December

Exhibit 99.1 Page 4

31, 2012 compared to Adjusted EBITDA of $17.6 million during the prior year. The improvement in Harlow's profitability during 2012 is due to the closure of the facility for twenty-five days during 2011 due to Mississippi River flooding. In addition, our acquisition of Riverwalk generated Adjusted EBITDA of $3.0 million during the year ended December 31, 2012. Partially offsetting these increases was a decline in Adjusted EBITDA at Calder Casino, which generated Adjusted EBITDA of $13.6 million during the year ended December 31, 2012, compared to Adjusted EBITDA of $14.5 million during the prior year. Results at Calder Casino were negatively impacted by a 5.0% decrease in slot revenues, primarily due to increased regional competitive pressures from a new casino in Miami which opened during January 2012, and what we believed to be a weak South Florida economy. Partially offsetting the decline in gaming revenues at Calder Casino was the recognition of proceeds of $0.8 million as a reduction to SG&A expenses during the year ended December 31, 2012, relating to a reimbursement of certain administrative expenditures for a prior year slot machine referendum. Our Louisiana operations generated Adjusted EBITDA of $26.9 million and $26.6 million during each of the years ended December 31, 2012 and 2011, respectively.

•
Online Business Adjusted EBITDA increased $3.7 million, primarily reflecting a 10.9% increase in our pari-mutuel handle from continuing organic growth in customers during the year ended December 31, 2012. Partially offsetting this increase were nonrecurring employee costs of $1.1 million in addition to expenditures of $2.5 million related to the October 2012 launch of Luckity, our newest ADW venture. In addition, we incurred increased losses of $0.7 million related to our equity investment in HRTV and $0.4 million in expenditures to credit the wagering accounts of our Online Business customers impacted by incorrect wagering payoffs from a New York Racing Association error that occurred during 2010 and 2011.

•	Other Investments Adjusted EBITDA decreased $1.2 million primarily due to expenditures related to our equity investment in MVG and our acquisition of Bluff during the year ended December 31, 2012.

•
Corporate Adjusted EBITDA decreased $2.3 million due to increases of $1.0 million in professional and legal fees and $0.4 million in facility expenses associated with our corporate office relocation. In addition, there was a decrease of $0.4 million in corporate management fee income.

The following other items affected net earnings from continuing operations:

•	HRE Trust Fund proceeds of $19.3 million were recognized as miscellaneous other income during the year ended December 31, 2011, reflecting the release of restrictions on the HRE Trust Fund.

•
Insurance recoveries, net of losses, increased $6.0 million during the year ended December 31, 2012 primarily due to recognition of insurance recoveries associated with both 2011 flood and wind damage at Harlow's and 2012 hail damage at Churchill Downs.

•
Share based compensation expense increased $4.3 million compared to the same period of 2011 as we recognized higher long-term incentive compensation expenses related to the financial performance of the Company.

•
Other recoveries decreased $2.7 million due to the recognition of a gain of $2.7 million associated with a related party convertible note payable that was converted into common stock during the year ended December 31, 2011.

Year Ended December 31, 2011, Compared to the Year Ended December 31, 2010
Significant items affecting comparability of our Adjusted EBITDA by segment include:

•
Gaming Adjusted EBITDA increased $29.1 million as we benefited from the acquisition of Harlow’s during December 2010, which generated Adjusted EBITDA of $17.6 million during the year ended December 31, 2011 compared to Adjusted EBITDA of $1.2 million during the prior year. In addition, Calder Casino generated Adjusted EBITDA of $14.5 million during the year ended December 31, 2011, compared to Adjusted EBITDA of $4.2 million during 2010, during which it opened on January 22, 2010. Our Louisiana operations generated Adjusted EBITDA of $26.6 million and $24.1 million during each of the years ended December 31, 2011 and 2010, respectively. Increased Fair Grounds Slots and VSI Adjusted EBITDA primarily reflect gains from operating efficiencies. Partially offsetting these improvements was an increase of $1.9 million in corporate management fee expense associated with the expansion of the segment.

•
Online Business Adjusted EBITDA increased $21.8 million during the year ended December 31, 2011, which included a full year of results of Youbet, which was acquired on June 2, 2010. In addition, Adjusted EBITDA improved as the segment benefited from both synergy savings from combining the operations of Youbet and Twinspires during 2011, and non-recurring charges incurred during 2010 related to the reorganization of Youbet, which did not recur during 2011.

•	Racing Operations Adjusted EBITDA increased $8.5 million due to improvements in Adjusted EBITDA at certain

Exhibit 99.1 Page 5

of our racing properties. Churchill Downs benefitted from increased profitability of $6.4 million from Kentucky Oaks and Derby week during the year ended December 31, 2011. In addition, during the year ended December 31, 2011, we recognized a $3.1 million reduction in operating expenses at Churchill Downs involving the TIF agreement with the Commonwealth of Kentucky. Finally, Racing Operations benefits from a reduction of $1.7 million in corporate management fee expense during the year ended December 31, 2011 as costs were reallocated to the growing Gaming and Online Business segments. Partially offsetting these improvements in Adjusted EBITDA was a decline in our pari-mutuel handle of 6.4% during the year ended December 31, 2011, which negatively affected our racing results and was indicative of the continued, overall weakness of the pari-mutuel industry and our conducting fourteen fewer race days compared to the same period.

•	Other Investments Adjusted EBITDA decreased $1.6 million primarily due to non-recurring employee expenditures associated with United Tote, which was acquired as part of the Youbet transaction.

•	Corporate Adjusted EBITDA increased $0.6 million, primarily due to higher corporate management fee income of $0.8 million during the year ended December 31, 2011.

The following other items affected net earnings from continuing operations:

•	HRE Trust Fund proceeds of $19.3 million were recognized as miscellaneous other income during the year ended December 31, 2011, reflecting the release of restrictions on the HRE Trust Fund.

•
Insurance recoveries, net of losses, increased $1.0 million during the year ended December 31, 2011 primarily due to recognition of insurance recoveries associated with both 2011 flood and wind damage at Harlow's and 2011 tornado hail damage at Churchill Downs.

•
Share based compensation expense increased $3.1 million compared to the same period of 2010 as we recognized higher long-term incentive compensation expenses related to the financial performance of the Company.

•
Other recoveries increased $2.7 million due to the recognition of a gain of $2.7 million associated with a related party convertible note payable that was converted into common stock during the year ended December 31, 2011.

•	Depreciation and amortization expense increased $8.6 million during the year ended December 31, 2011, driven primarily by the Youbet and Harlow’s acquisitions.

Exhibit 99.1 Page 6